SECURITY CAPITAL BANCORP

NASDAQ SYMBOL: SCBC                         Contact:  David B. Jordan
                                                      Vice-Chairman/CEO
                                                      (704) 637-6180

                 SECURITY CAPITAL BANCORP ANNOUNCES
                         AGREEMENT TO ACQUIRE
         FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHARLOTTE


    Salisbury, North Carolina (April 6, 1994) - Security Capital Bancorp (NASDAQ/NMS-SCBC), today announced that it and Fairfield Communities, Inc., an Arkansas developer of resort communities, vacation ownership interests, lots, homes and condominiums ("FCI"), have executed a Stock Purchase Agreement concerning Security Capital's acquisition of First Federal Savings and Loan Association of Charlotte, North Carolina, a subsidiary of FCI ("First Federal"). First Federal operates seven banking offices in Charlotte, a total of three banking offices in Rockingham, Troy and Biscoe, North Carolina, and a loan production office in Greensboro, North Carolina. At March 1, 1994, First Federal's total assets were approximately $327 million. The proposed transactions are subject to the satisfaction of certain conditions and the approval of applicable regulatory authorities.

   Under the terms of the Agreement, Security Capital will acquire all of the capital stock of First Federal for a cash payment of approximately $40 million plus an interim earnings adjustment, with an offsetting payment by FCI from the conveyance by First Federal to FCI of certain real estate owned, classified loans and other assets, which, at March 28, 1994, aggregated approximately $19.8 million, net of certain reserves. FCI will also purchase First Federal's lot and timeshare contract receivables, including the underlying real estate assets (in the case of cancellations or foreclosures under such contracts), which, at December 31, 1993, totalled approximately $53.5 million. Approximately $1.4 million of Security Capital's cash payment will be deferred pending the resolution of certain litigation involving
FCI and First Federal. The purchase price will be increased by the adjusted earnings of First Federal from October 1, 1993 through August 1, 1994 or the date of closing, whichever is earlier, subject to a cap of $1.825 million. Assuming all conditions are satisfied, the parties currently expect the acquisition to occur by August 1, 1994. If the acquisition is not closed by August 1, 1994, the purchase price may be further increased to account for First Federal's adjusted earnings after that date.

   In announcing the Agreement, David B. Jordan, Vice-Chairman and Chief Executive Officer of Security Capital, commented: "We are very pleased with this acquisition. Security Capital is one of the best capitalized and strongest companies in the Southeast, and the acquisition of First Federal offers us another opportunity to effectively utilize our capital. The acquisition also allows us to expand our operations and customer base in the Charlotte area as well as establish a presence in Rockingham, Troy and Biscoe."

   Security Capital, a bank holding company, operates 40 offices in 28 communities located in 11 counties in the south central and western Piedmont regions of North Carolina through its four banking subsidiaires:
Security Bank and Trust Company and OMNIBANK, SSB/Salisbury, North Carolina; Citizens Savings, SSB/Concord, North Carolina; and Home Savings Bank, SSB/Kings Mountain, North Carolina. At March 1, 1994, Security Capital's total assets were approximately $929 million.

     507 WEST INNES STREET
     POST OFFICE BOX 1387
     SALISBURY, NC 28145-1387
     TEL: (704) 636-3775
     FAX: (704) 637-1427